EXHIBIT 99.1
NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com
Fauquier Bankshares Announces 2007 Earnings
•	Net income and earnings per share down 11% versus 2006

•	Expense management holds increase to 2% versus 2006

•	National economy affects year’s results
WARRENTON, Va., February 4, 2008 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $4,953,000 for the year ended December 31, 2007, compared with $5,604,000 for 2006, representing a decrease of 11.6%. Earnings per share were $1.39 on a diluted basis for the year ended December 31, 2007, compared with $1.56 per diluted share for 2006, resulting in a decrease of 10.9%.
The decline in 2007 net income was due primarily to the decline in the net interest margin, resulting from increased interest expense. This was coupled with an increase to the provision for loan losses by $357,000 in the fourth quarter.
Fourth quarter net income for 2007 was $1,291,000, compared with $1,435,000 for the fourth quarter of 2006, a decrease of 10.0%. Fourth quarter earnings per share for 2007 were $0.36, compared with $0.40 for the fourth quarter of 2006, representing a decrease of 10.0%.
Return on average assets was 1.01%, and return on average equity was 12.16% for 2007, compared with 1.14% and 14.86%, respectively, for 2006. Net interest margin for 2007 was 4.14%, compared with 4.28% for 2006. Return on average assets was 1.04% and return on average equity was 12.30% for the fourth quarter of 2007, compared with 1.14% and 14.52%, respectively, for the fourth quarter of 2006. The net interest margin for the fourth quarter of 2007 improved to 4.16%, compared with 3.98% for the fourth quarter of 2006.
Randy K. Ferrell, President and Chief Executive Officer, commented, “Operating results for much of the year continued to reflect the negative impact of a declining net interest margin. We are pleased that we could keep our operating expenses under control by holding increases to only two percent in 2007 versus 2006. While we are not satisfied with our overall financial performance, the expense control measures put in place during the year should improve our competitiveness and profitability going forward.”
Improvement in the net interest margin in the fourth quarter of 2007 reflected moves by the Federal Reserve to lower the federal funds rate, Ferrell said. “The improved net interest margin performance in the fourth quarter is a clear sign that interest rate policy set by the Federal Reserve is vitally important to Fauquier and other community banks. The recent additional rate cuts should help to continue improvement in our net interest margin due to our balance sheet structure. We also have committed the bank to an aggressive core savings and transaction account marketing program. This resulted in $21.9 million in additional core savings and transaction deposits, an 8.2% growth from the fourth quarter 2006 to fourth quarter 2007. These deposits were used to reduce the amount of higher cost wholesale borrowings by the bank.”

Ferrell said, “As 2007 ended, we decided to increase our provision for loan losses in light of the economy in general and the broader weakening in the credit environment. This is consistent with our cautious approach to broad economic influences on the bank’s performance. Our non-performing assets-to-loans ratio increased in 2007 compared with 2006, but is still excellent performance by any standard. We will continue to exercise discipline in lending and credit underwriting, avoiding any lending that exposes the bank to imprudent risk. This approach to lending has served us well in the past and has enabled us to avoid subprime lending and other products which have adversely impacted so many financial institutions.”
TFB will invest in Prince William County through the proposed addition of two new banking offices to be located in Haymarket, Virginia and Bristow, Virginia, tentatively scheduled to open in 2009. With the addition of these two branches, there will be four branches located in the growing Prince William market. “While new branches are not expected to be initially profitable,” Ferrell said, “it is important that we continue to focus our growth efforts for longer term profitability in these attractive markets.”
Other performance indicators reflected the general economic climate. Fauquier Bankshares’ Wealth Management Services division grew to approximately $304.7 million in assets under management at December 31, 2007, up about 2.0% from December 31, 2006. Net loans and total deposits were $409.1 million and $404.6 million, respectively, at December 31, 2007, a decline of 1.7% and 2.8%, respectively, since December 31, 2006. Fauquier Bankshares and The Fauquier Bank had combined assets of $489.9 million and total shareholders’ equity of $41.8 million at December 31, 2007. Non-performing assets were $2.13 million, or 0.51% of total loans, at December 31, 2007, compared with $1.75 million, or 0.42% of total loans one year earlier. Charge offs, net of recoveries, for 2007 were $1.0 million, compared with $127,000 for 2006. Approximately 65% of the charge-offs for 2007 pertain to two loan relationships — one that has been concluded and the other that should be concluded without any significant future loss.
The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. Fauquier Bankshares’ stock price closed at $18.50 per share on February 1, 2008. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.
This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.
Explanation of Fauquier Bankshares’ Use of Certain Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures. The presentation of net interest margin and efficiency ratios on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Although Fauquier Bankshares believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.
SOURCE: Fauquier Bankshares, Inc.

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets

	Unaudited	Audited
	December 31,	December 31,
	2007	2006
Assets
Cash and due from banks	$16,708,922	$21,019,764
Interest-bearing deposits in other banks	823,252	537,891
Federal funds sold	2,020,000	20,122,000
Securities available for sale	37,376,725	40,352,775
Loans, net of allowance for loan losses of $4,185,209 in 2007 and $4,470,533 in 2006	409,107,482	416,061,150
Bank premises and equipment, net	7,180,369	7,584,089
Accrued interest receivable	1,748,546	1,802,379
Other assets	14,930,932	14,373,452

Total assets	$489,896,228	$521,853,500

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$76,080,935	$85,495,160
Interest-bearing	328,477,988	330,576,258

Total deposits	404,558,923	416,071,418
Federal Home Loan Bank advances	35,000,000	55,000,000
Company-obligated mandatorily redeemable capital securities	4,124,000	8,248,000
Other liabilities	4,385,553	3,999,470
Commitments and Contingencies	—	—

Total liabilities	448,068,476	483,318,888

Shareholders’ Equity
Common stock, par value, $3.13; authorized 8,000,000 shares: issued and outstanding, 2007: 3,537,354 shares (includes nonvested shares of 31,190); 2006: 3,478,960 shares (includes nonvested shares of 31,829)	10,974,293	10,789,521
Retained earnings	31,626,627	28,962,409
Accumulated other comprehensive income (loss), net	(773,168)	(1,217,318)

Total shareholders’ equity	41,827,752	38,534,612

Total liabilities and shareholders’ equity	$489,896,228	$521,853,500

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
For Each of the Three Years in the Period Ended December 31, 2007

	Unaudited	Audited	Audited
	2007	2006	2005
Interest Income
Interest and fees on loans	$28,916,500	$28,039,607	$23,186,158
Interest and dividends on securities available for sale:
Taxable interest income	1,479,307	1,599,174	1,874,519
Interest income exempt from federal income taxes	120,097	52,580	52,280
Dividends	303,500	341,815	246,276
Interest on federal funds sold	90,724	92,221	47,215
Interest on deposits in other banks	33,548	26,306	7,270

Total interest income	30,943,676	30,151,703	25,413,718

Interest Expense
Interest on deposits	9,847,705	7,878,058	4,948,904
Interest on federal funds purchased	243,250	452,301	202,706
Interest on Federal Home Loan Bank advances	1,802,174	2,135,506	911,434
Distribution on capital securities of subsidiary trusts	374,586	435,771	275,176

Total interest expense	12,267,715	10,901,636	6,338,220

Net interest income	18,675,961	19,250,067	19,075,498

Provision for loan losses	717,000	360,000	472,917

Net interest income after provision for loan losses	17,958,961	18,890,067	18,602,581

Other Income
Wealth management income	1,412,230	1,343,963	1,331,511
Service charges on deposit accounts	2,944,095	2,781,884	2,615,408
Other service charges, commissions and income	1,706,400	1,532,081	1,322,946
Gain on cancellation of property rights	—	250,000	—
Loss on sale of securities	—	(82,564)	—

Total other income	6,062,725	5,825,364	5,269,865

Other Expenses
Salaries and benefits	9,284,067	9,051,834	8,263,400
Net occupancy expense of premises	1,048,036	1,016,527	920,866
Furniture and equipment	1,178,307	1,360,063	1,303,990
Advertising expense	548,580	571,641	478,748
Consulting expense	915,784	817,920	957,611
Data processing expense	1,275,134	1,112,565	1,031,459
Other operating expenses	2,731,492	2,717,594	2,698,164

Total other expenses	16,981,400	16,648,144	15,654,238

Income before income taxes	7,040,286	8,067,287	8,218,208

Income tax expense	2,086,864	2,463,745	2,516,591

Net Income	$4,953,422	$5,603,542	$5,701,617

Earnings per Share, basic	$1.41	$1.61	$1.66

Earnings per Share, assuming dilution	$1.39	$1.56	$1.60

Dividends per Share	$0.79	$0.745	$0.645

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
For the Three Months Ended December 31, 2007 and 2006

	2007	2006
Interest Income
Interest and fees on loans	$7,176,671	$7,339,172
Interest and dividends on securities available for sale:
Taxable interest income	370,889	390,991
Interest income exempt from federal income taxes	52,835	13,139
Dividends	113,050	140,779
Interest on federal funds sold	8,741	70,033
Interest on deposits in other banks	7,564	3,151

Total interest income	7,729,750	7,957,265

Interest Expense
Interest on deposits	2,343,981	2,318,351
Interest on federal funds purchased	59,096	62,953
Interest on Federal Home Loan Bank advances	462,417	703,555
Distribution on capital securities of subsidiary trusts	74,492	162,558

Total interest expense	2,939,986	3,247,417

Net interest income	4,789,764	4,709,848

Provision for loan losses	357,000	—

Net interest income after provision for loan losses	4,432,764	4,709,848

Other Income
Wealth management income	360,231	342,994
Service charges on deposit accounts	804,451	718,353
Other service charges, commissions and income	424,045	428,928

Total other income	1,588,727	1,490,275

Other Expenses
Salaries and benefits	2,327,199	2,281,909
Net occupancy expense of premises	249,392	272,217
Furniture and equipment	288,477	350,772
Advertising expense	126,787	160,982
Consulting expense	254,964	128,728
Data Processing expense	318,623	274,591
Other operating expenses	678,330	637,278

Total other expenses	4,243,772	4,106,477

Income before income taxes	1,777,719	2,093,646

Income tax expense	486,345	658,859

Net Income	$1,291,374	$1,434,787

Earnings per Share, basic	$0.37	$0.41

Earnings per Share, assuming dilution	$0.36	$0.40

Dividends per Share	$0.20	$0.19

Fauquier Bankshares, Inc. and Subsidiaries
Selected Financial Data

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
DOLLAR PER SHARE DATA:
Net income per share, basic	$0.37	$0.41	$1.41	$1.61
Net income per share, diluted	$0.36	$0.40	$1.39	$1.56
Book value at period end	$11.82	$11.08	$11.82	$11.08

PERFORMANCE RATIOS:
Net interest margin (1)	4.16%	3.98%	4.14%	4.28%
Return on average assets	1.04%	1.14%	1.01%	1.14%
Return on average equity	12.30%	14.52%	12.16%	14.86%
Efficiency ratio (2)	65.78%	65.62%	67.96%	65.90%

	December 31,
	2007	2006
ASSET QUALITY RATIOS:
Allowance for loan losses to period end loans, net	1.02%	1.07%
Non-performing assets to period end loans and other repossessed assets	0.51%	0.42%
Net charge-offs to average loans	0.24%	0.03%

CAPITAL RATIOS:
Leverage	9.49%	9.54%
Risk Based Capital Ratios:
Tier 1 capital	11.90%	11.80%
Total capital	12.98%	12.90%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.